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                                                                     Exhibit 12


                         CITADEL BROADCASTING COMPANY
     DEFICIENCY OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                                 Nine Months Ended
                                                       Year Ended December 31,                      September 30,
                                            ---------------------------------------------        ------------------
                                            1993      1994      1995      1996      1997           1997       1998
                                            ----      ----      ----      ----      ----           ----       ----
Earnings                                   (1,444)    (119)     1,274     4,923     7,935          5,657      7,284

Fixed charges:
Interest expense                            2,637    4,866      5,242     6,155    12,304          8,214     13,590
Amortization of debt issuance
  costs and debt discounts                    139      287        132       371       441            138        480
33% of rent expense                           179      209        246       363       651            524        657
Dividend requirement                          -        -          -         -       6,633          3,276     10,822
                                            -----    -----      -----     -----    ------          -----     ------

Deficiency of earnings to fixed
  charges                                  (4,399)  (5,481)    (4,346)   (1,966)  (12,094)        (6,495)   (18,265)
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